Exhibit 99.1

Moleculin Reports Second Quarter 2025 Financial Results and Highlights

- Continues recruitment and opens US and EU sites for the Phase 2B/3 MIRACLE trial

- 20+ additional clinical sites in Europe and the US expected to begin recruitment by the end of Q3

- Anticipated data readout of MIRACLE Part A targeted before end of 2025

HOUSTON, August 13, 2025 -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a late-stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat cancers and viruses, today reported its financial results for the second quarter ended June 30, 2025.

“The second quarter of 2025 marked a period of momentum for Moleculin. We continued to make meaningful progress in our MIRACLE trial, including a significant expansion into a number of countries, positioning ourselves to achieve our enrollment targets and, importantly, reach an expected pivotal data readout before the end of this year. In addition to progress in our AML program, we reported compelling topline data in our Phase 1B/2 soft tissue sarcoma lung metastases (STS lung mets) trial and continue to build a growing body of preclinical and clinical data showcasing the depth and breadth of the potential Annamycin has to treat a range of cancer indications,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin. “I am proud of the dedication our team continues to show, and we look forward to building on this progress in the second half of the year and beyond.”

Recent Highlights

Annamycin for the Treatment of AML

●	Expanded its Phase 2B/3 MIRACLE trial with secured approval from the Regulation Agency for Medical and Pharmaceutical Activities (RAMPA) in Georgia;
●	Four active MIRACLE sites now screening subjects in Ukraine, Georgia, Spain and the US;
●	Expect to add more than 20 additional sites in the European Union (EU) and the US by the end of Q3 2025; and
●	Received positive FDA feedback on pediatric study plan for Annamycin in children with R/R AML, setting the start of that trial in 2027.

Other Annamycin

●	Announced the presentation of encouraging preclinical data for Annamycin, which demonstrated significant efficacy against various primary and metastatic liver cancers;
●	Bolstered Annamycin intellectual property portfolio with notice of intent to grant a new European patent;
●	Engaged industry veteran Adriano Treve to explore Annamycin related strategic partnerships; and
●	Reported positive topline efficacy results from U.S. Phase 1B/2 clinical trial evaluating Annamycin for the treatment of STS lung metastases (MB-107).

Clinical Development Update

Relapsed or Refractory (R/R) Acute Myeloid Leukemia (AML)

The Company is currently evaluating Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as “AnnAraC”) in a Phase 3 pivotal trial for the treatment of AML patients who are refractory to or relapsed after induction therapy (R/R AML). This Phase 3 “MIRACLE” trial (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) will be global, including sites in the US, Europe and the Middle East.

The MIRACLE study is a Phase 2B/3 clinical trial whereby data from the Phase 2B portion will be combined with the Phase 3 portion for purposes of measuring its primary efficacy endpoint. MIRACLE is subject to appropriate future filings with and potential additional feedback from the FDA and their foreign equivalents, and utilizes an adaptive design whereby the first 75 to 90 subjects will be randomized (1:1:1) in Part A of the trial to receive high dose cytarabine (HiDAC) combined with either placebo, 190 mg/m2 of Annamycin, or 230 mg/m2 of Annamycin, which Annamycin doses were specifically recommended by the FDA in the Company’s end of Phase 1B/2 meeting.

The protocol for the MIRACLE trial allows for the unblinding of preliminary primary efficacy data (Complete Remission or CR) and safety/tolerability of the three arms at 45 subjects, in addition to the conclusion of Part A (at 75 to 90 subjects). The first early unblinding will yield 30 subjects treated with Annamycin (190mg/m2 and 230 mg/m2) in combination with HiDAC and 15 subjects treated with just HiDAC plus placebo. The Company expects to reach the first unblinding (45 subjects) before the end of 2025, in addition to the second unblinding, which is expected in the first half of 2026. This accelerated estimated timeline is due in part to the positive response the Company received in meetings during December with potential investigators regarding recruitment for the trial.

As previously announced regarding the EU, the clinical trial approval with EMA was granted under the condition that the Company present results of appropriate nonclinical GLP studies before initiating the Phase 3 portion (Part B) of the study. Results will be submitted as a substantial modification to the existing approved CTA.

For Part B of the trial, approximately 220 additional subjects will be randomized to receive either HiDAC plus placebo or HiDAC plus the optimum dose of Annamycin (randomized 1:1). The selection of the optimum dose will be based on the overall balance of safety, pharmacokinetics and efficacy, consistent with the FDA’s new Project Optimus initiative.

Patient dosing has commenced, and the initial data readout is on track for the second half of 2025. For more information about the MIRACLE trial, visit clinicaltrials.gov and reference identifier NCT06788756. Additionally, the clinical trial in the EU is on euclinicaltrials.eu and the reference identifier there is 2024-518359-47-00.

Expected Milestones for Annamycin AML Development Program

●	Q3 2025 – Site and recruitment updates for MIRACLE trial
●	Q3 2025 - First patients treated in the US and the EU
●	Q4 2025 – Announcement of 45th subject being recruited and data readout (n=45) unblinded efficacy/safety review
●	Q1 2026 – Impact of data readout (n=45) on regulatory pathway; Recruitment update
●	1H 2026 – Interim efficacy and safety data (n=~75-90) unblinded and Optimum Dose set for MIRACLE trial
●	2027 – Begin enrollment of 3rd line subjects in MIRACLE2
●	2027 – Enrollment ends in 2nd line subjects
●	2027 - Prepare for the launch of an AML pediatric trial
●	2028 – Primary efficacy data for 2nd line subjects in MIRACLE
●	2028 – Begin submission of a Rolling New Drug Application (NDA) for the treatment of R/R AML for accelerated approval on primary endpoint of CR from MIRACLE
●	2028 – Primary efficacy data for 2nd line subjects

Soft Tissue Sarcoma (STS) Lung Metastases

As previously announced, the Company reported positive topline efficacy results from its completed U.S. Phase 1B/2 clinical trial evaluating Annamycin for the treatment of STS lung mets (MB-107). The final topline results of MB-107 demonstrated median overall survival (OS) of 13.5 months for subjects as median 7th line therapy (n=36). This compares to OS of 8-12 months for standard of care treatments and 13.4 months for experimental treatments for advanced STS as 2nd line.1

For more information about the MB-107 trial visit clinicaltrials.gov and reference identifier NCT04887298.

Expected Milestones for Annamycin STS Lung Mets Development Program

●	Q4 2025 – Identify next phase of development / pivotal IIT (investigator-initiated-trial) program

Annamycin, also known by its non-proprietary name of naxtarubicin, currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory acute myeloid leukemia, in addition to Orphan Drug Designation for the treatment of soft tissue sarcoma. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia from the EMA.

WP1066 & Brain Tumors

With regard to the Company’s WP1066 oral formula, the Company has an externally funded Phase 1B/2 in combination with radiation treating glioblastoma (GBM), a form of brain cancer, at Northwestern University (Northwestern) that is actively recruiting. This is an investigator-initiated trial where Moleculin’s main cost is supplying drug product. To date Northwestern has recruited 7 subjects, of which 5 have completed treatment and are undergoing follow-up while 2 continue with treatment. No data has been released. Also, the Company has signed an agreement with Emory University enabling Emory to study various WP1066 IV formulations in preclinical studies with the goal of selecting the best molecule to move into a clinical setting towards, most likely, brain cancers such as GBM. Study drug was delivered in April 2025 to Emory with results from such studies expected in the second half of 2025.

Summary of Financial Results for the Second Quarter 2025

Research and development (R&D) expense was $3.6 million and $4.1 million for the three months ended June 30, 2025 and 2024, respectively. The decrease of $0.5 million is mainly related to a reduction in the clinical trials activity.

General and administrative expense was $2.1 million each for the three months ended June 30, 2025 and 2024.

As of June 30, 2025, the Company had cash and cash equivalents of $7.6 million and believes that the cash on hand is sufficient to fund planned operations into the fourth quarter of 2025.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

1 Comandone A, et al; “Salvage Therapy in Advanced Adult Soft Tissue Sarcoma: A Systematic Review and Meta-Analysis of Randomized Trials”; The Oncologist 2017;22:1518–1527

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, statements regarding the clinical trial timelines, potential regulatory approvals, and anticipated milestones. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
JTC Team, LLC
Jenene Thomas
(908) 824-0775
MBRX@jtcir.com

Moleculin Biotech, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)	June 30, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$7,557	$4,278
Prepaid expenses and other current assets	1,519	916
Total current assets	9,076	5,194
Intangible assets	11,148	11,148
Other noncurrent assets	900	-
Operating lease right-of-use asset	370	424
Furniture and equipment, net	99	159
Total assets	$21,593	$16,925

Current liabilities:
Accounts payable and accrued expenses and other current liabilities	7,913	5,359
Total current liabilities	7,913	5,359
Operating lease liability - long-term, net of current portion	292	358
Warrant liability	20,553	5,229
Total liabilities	28,758	10,946
Total stockholders' equity (deficit)	(7,165)	5,979
Total liabilities and stockholders' equity	$21,593	$16,925

Unaudited Condensed Consolidated Statements of Operations
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share amounts)	2025	2024	2025	2024
Revenues	$-	$-	$-	$-
Operating expenses:
Research and development	3,600	4,090	7,036	8,342
General and administrative and depreciation and amortization	2,120	2,095	4,627	4,520
Total operating expenses	5,720	6,185	11,663	12,862
Loss from operations	(5,720)	(6,185)	(11,663)	(12,862)
Other income:
Gain from change in fair value of warrant liability	9,609	1,696	18,663	3,151
Transaction costs allocated to warrant liabilities	(1,207)	-	(2,995)	-
Loss on issuance of warrant liabilities	(10,352)	-	(18,150)	-
Other income, net	4	11	13	22
Interest income, net	26	159	56	400
Net loss	(7,640)	(4,319)	(14,076)	(9,289)

Net loss per common share - basic and diluted	$(0.49)	$(1.70)	$(1.13)	$(3.71)
Weighted average common shares outstanding - basic and diluted	15,526,401	2,543,244	12,452,165	2,504,709